SECURED PROMISSORY NOTE

$ 16,089.00                    Deer Park, Texas                     May 15, 2000


        FOR VALUE RECEIVED, B. Tom Carter, Jr. ("Maker") hereby promises to pay to the order of HydroChem Holding, Inc., a Delaware corporation ("Payee"), the principal amount of Sixteen Thousand Eighty Nine and 00/100 Dollars ($16,089.00) plus interest thereon at the rate of Six and 40/100 percent (6.40%) compounded annually, and payable as provided herein in lawful money of the United States of America, at Deer Park, Texas, or at such other place as Payee of this Note may from time to time designate by written notice to Maker.

        The principal amount of this Note and all accrued interest thereon shall be due and payable upon the earlier of May 14, 2006 or any termination of Maker's employment with the Payee or Payee's wholly-owned subsidiary, HydroChem Industrial Services, Inc., but not earlier than May 14, 2003.

               Pursuant to a Pledge Agreement of even date herewith between Maker and Payee, and as more specifically described therein, this Note is secured by the pledge of certain shares of common stock of Payee which are owned beneficially and of record by Maker and which are being acquired by the Maker pursuant to a stock option exercise simultaneously herewith.

        This Note may be prepaid in whole or in part without premium or penalty.

        If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, then Maker agrees to pay reasonable attorneys' fees and collection costs to Payee in addition to the principal and interest payable hereunder.

        If default is made in the payment of the principal or interest under this Note, or if a default occurs under any other instrument evidencing or securing payment hereof, then in any one or more such events, the entire principal balance and accrued interest owing hereon shall at once become due and payable, at the option of Payee. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

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        Maker,  signers,  sureties,  and endorsers of this Note severally  waive notice of acceleration of maturity if such shall occur, demand, presentment, notice of dishonor, diligence in collecting, grace, notice and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to Payee.

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                                     MAKER:

                                                   /s/ B. Tom Carter, Jr.
                                                   ----------------------
                                                   B. Tom Carter, Jr.
                                                   5956 Sherry Lane
                                                   Suite No. 930
                                                   Dallas, Texas  75225

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